Exhibit 99.1

News

CONTACTS:		FOR IMMEDIATE RELEASE

Caesars Entertainment		Colony Capital

Media	Investors	Media
Robert W. Stewart	Josh Hirsberg	Owen Blicksilver
702.699.5043	702.699.5269	516.742.5950
stewartr@caesars.com	hirsbergj@caesars.com	owen@blicksilverpr.com

Caesars completes sale
of Las Vegas Hilton to Colony Capital

LAS VEGAS, June 18, 2004 – Caesars Entertainment, Inc. (NYSE: CZR) today announced that it has completed the previously announced sale of the Las Vegas Hilton to an affiliate of Colony Capital, LLC, a Los Angeles-based international private investment firm, for approximately $280 million.

The company will use the proceeds from the sale – estimated at $265 million after taxes – to reduce its indebtedness to approximately $4.2 billion. After applying the proceeds of the sale, debt reduction since the beginning of 2002 will total more than $1.1 billion.

Caesars Entertainment expects to report an after-tax gain on sale in the second quarter of approximately $85 million. The final purchase price for the property is subject to an adjustment for changes to working capital, which will be calculated following the closing.

“The sale of the Las Vegas Hilton will advance our overall business strategy by enabling us to pay down additional debt and focus our attention on our core assets at the center of the Las Vegas Strip,” said Caesars Entertainment President and Chief Executive Officer Wallace R. Barr. “The new owners of the legendary Las Vegas Hilton have a strong track record and are in an excellent position to ensure a bright future for the property and its world-class employees,” Barr added.

“This is a one-of-a-kind asset and we look forward to repositioning the property and recapturing its luster as one of the great resorts of the world,” said Thomas J. Barrack, Jr., Chairman and CEO of Colony Capital. Nicholas L. Ribis, Vice Chairman of Colony Resorts LVH Acquisitions, LLC (“Colony LVH”) added, “We are excited about operating one of the best-known resorts in the world and being a part of the number one gaming market in the world.”

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3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com

LAS VEGAS HILTON SALE CLOSES

Colony LVH will invest up to $67 million over a four-year period to renovate the hotel, including updates to the guest rooms, restaurants and casino area and will focus on developing convention business for the hotel.

Under the terms of the agreement, Colony LVH has purchased all of the assets of the Las Vegas Hilton Hotel and Casino, and has assumed certain related current liabilities.

Colony LVH has entered into an agreement with Hilton Hotels Corporation pursuant to which the hotel will continue to use certain elements of the Hilton brand, primarily The Hilton Reservation System. The firm intends to continue the operation of the property as a hotel-casino, and may construct additional facilities on land that is currently unused.

Colony owns Resorts International in Atlantic City and is a partner in Accor Casinos in Europe.

Opened in July, 1969 as The International, then the largest hotel in Las Vegas, the Las Vegas Hilton immediately took its place as the home of legendary entertainment. Barbra Streisand was the featured performer at the opening gala and Elvis Presley made his famous Las Vegas comeback at the hotel during its opening month.

Rising 30 stories above the desert skyline, the hotel adjoins the 3.2 million-square-foot Las Vegas Convention Center. The resort features three distinct casinos, nearly 3,000 guest rooms and suites, 13 restaurants, a pool, spa and fitness centers and more than 200,000 square feet of conference space.

SG Cowen and CB Richard Ellis advised Caesars Entertainment in the transaction. Goldman, Sachs & Co. is the exclusive financial advisor to Colony on the transaction.

About Colony Capital

For the past twelve years, Colony Capital has invested over $10.0 billion in over 5,000 assets through various corporate, portfolio, and complex property transactions. Colony has a staff of over 100 and is headquartered in Los Angeles, with offices in New York, Paris, Rome, Beirut, Singapore, Hawaii, Tokyo, Taipei, Shanghai and Seoul.

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With $4.5 billion in annual net revenue, 28 properties on four continents, 26,000 hotel rooms, nearly two million square feet of casino space and 52,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com.

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided thereunder. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include statements regarding the company’s strategy, the company’s use of the sale proceeds, Colony Capital’s plans for the property, the financial impact of this transaction on the company and future uses of the company’s capital and resources. Potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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